FOR IMMEDIATE RELEASE

FERRO DECLARES REGULAR QUARTERLY DIVIDEND

CLEVELAND, Ohio – June 27, 2005 – Directors of Ferro Corporation (NYSE:FOE) have declared a regular quarterly dividend of 14.5 cents per share of common stock. The dividend is payable on September 9, 2005 to shareholders of record on August 15, 2005.

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Tom Gannon, 216-875-6205.

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